Exhibit 99.1

Contacts:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Jim Mazzola
Halozyme Therapeutics
858-704-8122
ir@halozyme.com

HALOZYME REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS
- Revenues increase 56 percent to $18.7 million, loss narrows to $15.1 million -
- Royalty revenue increases 70 percent from the fourth quarter-
- Interim results of Halozyme’s randomized Phase 2 study in pancreatic cancer to be presented at the annual meeting of the American Society of Clinical Oncology -

SAN DIEGO, May 11, 2015 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results for the first quarter ended March 31, 2015. Financial highlights include revenues of $18.7 million and a net loss of $15.1 million, or $0.12 per share compared to revenues of $12.0 million and a net loss of $26.5 million, or $0.22 per share, for the first quarter of 2014.
“We continued to execute well in the first quarter against a focused strategy in oncology, ramping investments in our core program and achieving significant milestones toward the initiation of a Phase 3 study in pancreatic cancer patients early next year,” said Dr. Helen Torley, president and chief executive officer. “In addition to this strategic progress, we exited the quarter in a much stronger financial position than last year due to a steady increase in royalty revenues from our rHuPH20 platform.”
First Quarter 2015 Highlights and Subsequent Events

•
Announced plans to initiate a Phase 3 clinical study (Study 301) in metastatic pancreatic cancer patients with high-hyaluronan (HA) tumors: Based on feedback following a Type B meeting with the FDA, the company intends to initiate a Phase 3 study that will allow for a potential marketing application based on either progression free survival (PFS) or overall survival. Use of PFS as the basis for marketing approval will be subject to the overall benefit and risk associated with Halozyme’s investigational new drug, PEGPH20, combined with nab-paclitaxel (ABRAXANE®) and gemcitabine therapy, including the:

◦	Magnitude of the PFS treatment effect observed;

◦	Toxicity profile; and

◦	Interim overall survival
The company plans to use a companion diagnostic test to prospectively identify and select patients with high levels of HA for its Phase 3 trial. The FDA provided feedback supporting the selection of high-HA patients and confirmed that an Investigational Device Exemption - or IDE - will be required prior to initiating the Phase 3 study. An IDE is a regulatory application that summarizes the methodology, validation and proposed cut-point for patient selection. The company plans to submit the IDE to support the late Q1 2016 Study 301 start.

•
Presented in January the interim results of Study 202 evaluating PEGPH20 with gemcitabine and ABRAXANE (nab-paclitaxel) in metastatic pancreatic cancer patients: In a retrospectively defined sub-population of patients, the data showed a statistically significant doubling in median PFS in metastatic pancreatic cancer patients with high levels of HA who were treated with PEGPH20 combined with nab-paclitaxel (ABRAXANE) and gemcitabine (9.2 months vs. 4.3 months in patients treated with nab-paclitaxel ABRAXANE and gemcitabine alone). The potential risk profile, including rate of thromboembolic events, was also evaluated.

In April, the company also announced plans to present the interim results of the study during an oral presentation by Dr. Sunil Hingorani, a principal investigator, at the annual meeting of the American Society of Clinical Oncology (ASCO).

•
Initiated enrollment in a Phase 1b/2 clinical trial of investigational PEGPH20 in non-small cell lung cancer (NSCLC): The company began enrollment in the Phase 1b/2 randomized clinical trial (PRIMAL) of PEGPH20 in combination with docetaxel as a second-line therapy for patients with locally advanced and metastatic NSCLC.

•
Published preclinical study results of PEGPH20 in Molecular Cancer Therapeutics (Singha et al., February 2015 14:523-532): Data highlights the use and potential of PEGPH20 to enhance the anti-cancer activity of the accompanying immunotherapy (trastuzumab and immune cells) in high-HA breast and ovarian cancer preclinical models. The paper expands on previously reported data in a poster presentation at the ASCO 2015 Gastrointestinal Cancers Symposium in San Francisco. The manuscript was written and funded by Halozyme.

•
Daratumumab selected as the first product candidate under Janssen collaboration: In March, Genmab A/S announced plans for a Phase 1 clinical trial of a subcutaneous formulation of the anti-CD38 antibody daratumumab using the ENHANZE™ technology. Daratumumab is being developed under a collaboration between Janssen and Genmab A/S since August 2012 when Genmab granted Janssen an exclusive worldwide license to develop, manufacture, and commercialize daratumumab. Daratumumab, a human monoclonal antibody that targets CD38, is in clinical development as a single agent and in combination with standard of care therapies in several settings of multiple myeloma.

First Quarter 2015 Financial Highlights

•
Revenues for the first quarter of 2015 were $18.7 million, compared to $12.0 million for the first quarter of 2014. Revenues in the first quarter included $6.8 million in royalty revenue from sales of products under collaboration agreements, $6.1 million in product sales of bulk rHuPH20 for use in manufacturing collaboration products for Roche, $3.8 million in Hylenex® recombinant (hyaluronidase human injection) product sales, and $2.0 million in collaboration revenues. Royalty revenues represent October to December 2014 sales as a result of the one quarter lag in royalty reports.

•
Research and development expenses for the first quarter of 2015 were $16.7 million, compared to $21.4 million for the first quarter of 2014. The decrease was primarily due to a planned decrease in expenses associated with the diabetes program.

•
Selling, general and administrative expenses for the first quarter of 2015 were $9.4 million, compared to $10.3 million for the first quarter of 2014. The decrease was primarily due to a decrease in compensation expenses.

•	The net loss for the first quarter of 2015 was $15.1 million, or $0.12 per share, compared to a net loss for the first quarter of 2014 of $26.5 million, or $0.22 per share.

•
Cash, cash equivalents and marketable securities were $128.5 million at March 31, 2015, compared to $135.6 million at December 31, 2014. Net cash used in the first quarter of 2015 was approximately $7.1 million.

Financial Outlook for 2015
For the full year 2015, the company reiterated its previously disclosed guidance of:

•	Net revenues to be in the range of $85 million to $95 million.

•	Operating expenses to be in the range of $145 million to $155 million.

•	Net cash burn to be between $35 million to $45 million.
Webcast and Conference Call
Halozyme will webcast its quarterly update conference call today, May 11, 2015 at 4:30 p.m. ET/1:30 p.m. PT. During the call, management will discuss financial results and provide a business update. To listen to the live webcast please visit the "Investors" section of Halozyme's corporate website and view additional documents related to the call at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (866) 710-0179 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay passcode 48722220.
About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, our investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor. PEGPH20 is currently in development for metastatic pancreatic cancer and non-small cell lung cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Pfizer, Janssen and Baxter for its drug delivery platform, ENHANZE™, which enables biologics and small molecule compounds that are currently administered intravenously to be delivered subcutaneously. Halozyme is headquartered in San Diego. For more information visit halozyme.com.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2015, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2015) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2015.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Product sales, net	$9,860	$8,568
Royalties	6,775	799
Revenues under collaborative agreements	2,031	2,599
Total revenues	18,666	11,966

Operating expenses:
Cost of product sales	6,494	5,520
Research and development	16,684	21,415
Selling, general and administrative	9,399	10,250
Total operating expenses	32,577	37,185

Operating loss	(13,911)	(25,219)
Other income (expense):
Investment and other income, net	102	47
Interest expense	(1,299)	(1,376)
Net loss	$(15,108)	$(26,548)

Basic and diluted net loss per share	$(0.12)	$(0.22)

Shares used in computing basic and diluted net loss per share	125,299	118,943

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$44,287	$61,389
Marketable securities, available-for-sale	84,212	74,234
Accounts receivable, net	7,725	9,149
Inventories	7,482	6,406
Prepaid expenses and other assets	9,623	10,143
Total current assets	153,329	161,321
Property and equipment, net	2,732	2,951
Prepaid expenses and other assets	2,564	1,205
Restricted cash	500	500
Total assets	$159,125	$165,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,299	$3,003
Accrued expenses	12,813	13,961
Deferred revenue, current portion	6,367	7,367
Current portion of long-term debt, net	3,730	—
Total current liabilities	26,209	24,331

Deferred revenue, net of current portion	46,259	47,267
Long-term debt, net	45,985	49,860
Other long-term liabilities	3,127	3,167

Stockholders’ equity:
Common stock	127	126
Additional paid-in capital	502,980	491,694
Accumulated other comprehensive loss	(27)	(41)
Accumulated deficit	(465,535)	(450,427)
Total stockholders’ equity	37,545	41,352
Total liabilities and stockholders’ equity	$159,125	$165,977

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